UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CHEM RX CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Chem Rx Corporation

750 Park Place

Long Beach, New York 11561

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD ON DECEMBER 18, 2008

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of Chem Rx Corporation, a Delaware corporation, will be held at the office of Paramount BioSciences, LLC, located at 787 Seventh Avenue, 48th Floor, New York, New York 10019 on Thursday, December 18, 2008 at 10:00 a.m. Eastern Standard Time, for the following purposes, as more fully described in the attached proxy statement:

1.	To elect three directors to serve for the ensuing three-year period until their successors are elected and qualified;
2.	To consider and act upon a proposal to ratify the selection of Grant Thornton LLP as our independent accountants for the fiscal year ending December 31, 2008;
3.	To approve an amendment of the Chem Rx Corporation 2007 Incentive Compensation Plan to increase the number of shares reserved for issuance under the plan by 500,000 shares; and
4.	To transact such other business as may properly come before the meeting, and any or all postponements or adjournments thereof.

Only stockholders of record at the close of business on November 3, 2008 will be entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.

You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the meeting. Whether or not you expect to attend the meeting in person, please sign and date the accompanying proxy card and mail it promptly in the enclosed addressed, postage-prepaid envelope. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors

Jerry Silva

Chairman and Chief Executive Officer

Long Beach, New York

November 24, 2008

CHEM RX CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 18, 2008

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors for use at an annual meeting of stockholders to be held on Thursday, December 18, 2008, and any postponements or adjournments thereof. On or about November 25, 2008, this proxy statement and the accompanying form of proxy are being mailed to each stockholder of record at the close of business on November 3, 2008. The information provided in the “question and answer” format below is for your convenience only. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the re-election of three directors to serve for the ensuing three-year period until their successors are elected and qualified;
•	the ratification of the selection of Grant Thornton LLP as our independent accountants for the fiscal year ending December 31, 2008;
•	an amendment to our 2007 Incentive Compensation Plan to increase the number of shares reserved for issuance under the plan by 500,000 shares; and
•	any other business that may properly come before the meeting.

Who is entitled to vote?

Holders of our common stock as of the close of business on November 3, 2008, the record date, are entitled to vote at the meeting. As of the record date, we had issued and outstanding 13,796,946 shares of common stock, our only class of voting securities outstanding. Each holder of our common stock is entitled to one vote for each share held on the record date.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our Board. The persons named in the proxy have been designated as proxies by our Board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the Board will vote your shares at the meeting as specified in your proxy. If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted ‘‘FOR’’ the election of the nominees listed below under Proposal I. If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting.

Can I change my vote after I return my proxy card?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary;
•	voting in person at the meeting; or
•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present at the meeting for the meeting to be properly held under our by-laws and Delaware law. The presence, in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (‘‘stockholder withholding’’) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (‘‘broker non-vote’’) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-vote will not be considered shares present and entitled to vote on that matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum if the shares are being voted with respect to any matter at the meeting. If the proxy indicates that the shares are not being voted on any matter at the meeting, the shares will not be counted for purposes of determining the presence of a quorum. Abstentions are voted neither ‘‘FOR’’ nor ‘‘AGAINST’’ a matter but are counted in the determination of a quorum.

How may I vote?

You may vote your shares by mail. Date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you. If you hold your shares through a broker, you may also vote your shares by phone or internet. To do so, follow the instructions included with your proxy.

How many votes are needed for approval of each matter?

The election of directors requires a plurality vote of the shares of common stock voted at the meeting. ‘‘Plurality’’ means that the individuals who receive the largest number of votes cast ‘‘FOR’’ are elected as directors. Consequently, any shares not voted ‘‘FOR’’ a particular nominee (whether as a result of a direction of the securities holder to withhold authority, abstentions or a broker non-vote) will not be counted in such nominee’s favor. The ratification of Grant Thornton LLP as independent accountants and the approval of an amendment of our 2007 Incentive Compensation Plan each requires a majority of votes cast to be ratified or approved.

What is the effect of the October 26, 2007 voting agreement on the matters to be voted on?

The October 26, 2007 Voting Agreement described in the proxy requires certain persons, who hold in the aggregate a majority of our outstanding shares, to vote in favor of the election of the nominees proposed by management as described in Proposal I. Thus, unless there is a breach of the Voting Agreement, the election of such persons as directors is assured. The Voting Agreement does not require the parties to the Voting Agreement to vote for or against, or to abstain from, any of the other proposals described in the proxy.

PRINCIPAL HOLDERS OF VOTING SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of October 31, 2008 with respect to the beneficial ownership of our common stock by (i) those persons or groups known to beneficially own more than 5% of our voting securities, (ii) each of our current executive officers and directors, (iii) each nominee for director and (iv) all of our current directors and executive officers as a group.

Name of Beneficial Owner	Address	No. of Shares Beneficially Owned	% of Common Stock Beneficially Owned

5% stockholders
Lindsay Rosenwald	787 Seventh Avenue, 48th Floor New York, NY 10019	2,473,324(1)	16.4%
MHR Advisors LLC	40 West 57th Street, 24th Floor New York, NY 10019	1,200,000(2)	8.7%
NS Advisors	274 Riverside Avenue Westport, CT 06880	1,046,950(3)	7.6%
Pine River Capital Management L.P.	666 Fifth Avenue New York, NY 10103	902,902(4)	6.6%
Reich & Tang Asset Management, LLC	600 5th Ave, New York, NY 10020	804,000(5)	5.8%
Directors and Officers
Jerry Silva	750 Park Place Long Beach, NY 11561	6,220,937(6)	45.1%
Steven C. Silva	750 Park Place Long Beach, NY 11561	1,260,708(7)	9.1%
J. Jay Lobell	787 Seventh Avenue, 48th Floor New York, NY 10019	720,983(8)	5.2%
David Kellman	787 Seventh Avenue, 48th Floor New York, NY 10019	13,710(9)	*
Andrew R. Jones	274 Riverside Avenue Westport, CT 06880	1,053,660(10)	7.6%
Robert R. Hinckley	500 Patroon Creek Blvd. Albany, NY 12206	6,710(11)	*
Richard M. Gozia	123 22nd Street S. La Crosse, WI 54601	6,710(12)	*

*	Less than 1%.
(1)

Includes 584,375 shares of common stock held by the Lindsay A. Rosenwald 2000 Family Trusts established for the benefit of Dr. Rosenwald’s family. Dr. Rosenwald disclaims beneficial ownership of such shares except with regard to his pecuniary interest therein, if any. Also includes 1,304,574 shares of common stock issuable upon exercise of warrants held by Dr. Rosenwald that are currently exercisable. The foregoing information was derived from Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2007. Does not include shares subject to the Voting Agreement described below in which Dr. Rosenwald has no pecuniary interest.

(2)

Includes 1,054,635 shares of common stock held for the account of MHR Capital Partners Master Account LP (“Master Account”) and 145,365 shares of common stock held for the account of MHR Capital Partners LP (“Capital Partners”). MHR Advisors LLC is the general partner of each of Master Account and Capital Partners, and in such capacity may be deemed to beneficially own these shares. The foregoing information was derived from Schedule 13D filed with the SEC on November 6, 2007.

(3)

Represents shares beneficially owned by NS Advisors, LLC (“NS Advisors”), North Star Partners, L.P. (“North Star”), North Star Partners II, L.P. (“North Star II”), Circle T Explorer Master Limited and Andrew R. Jones, a citizen of the United States of America. NS Advisors is the general partner of North Star and North Star II, which are private investment companies. NS Advisors is also the Portfolio Manager of CT Explorer and the sole manager of NSP Holdings. Mr. Jones is the sole managing member of Advisors. The foregoing information was derived from a Schedule 13D filed with the SEC on September 18, 2008.

(4)

Represents shares beneficially owned by Brian Taylor, Pine River Capital Management L.P. and Nisswa Master Fund Ltd. The foregoing information was derived from a Schedule 13G filed with the SEC on October 22, 2007.

(5)	Represents shares beneficially owned by Reich & Tang Asset Management, LLC. The foregoing information was derived from a Schedule 13G filed with the SEC on February 14, 2008.
(6)

Includes 1,850,781 shares held directly by Jerry Silva, 4,203,820 shares held by Jerry Silva as life tenant (Steven Silva as remainderman), and 166,337 shares held by Jerry Silva as co-trustee with Steven Silva as co-trustee of The Jerry Silva 2007 Annuity Trust (which 166,337 shares will be transferred to Steven Silva in May 2009 upon the termination of The Jerry Silva 2007 Annuity Trust). Does not include 88,103 shares held by The Jody R. Silva Trust of which Rosalie Silva, Jerry Silva’s wife, is Trustee. Jerry Silva disclaims beneficial ownership of the shares held in The Jody R. Silva Trust. Does not include shares subject to the Voting Agreement described below in which Jerry Silva has no pecuniary interest.

(7)

Does not include (a) 4,203,820 shares held by Jerry Silva as life tenant, which shares will revert to Steven Silva upon the death of Jerry Silva, (b) 166,337 shares held by Jerry Silva as co-trustee with Steven Silva as co-trustee of The Jerry Silva 2007 Annuity Trust, which shares will be transferred to Steven Silva in May 2009 upon the termination of The Jerry Silva 2007 Annuity Trust, or (c) the shares subject to the Voting Agreement described below in which Steven Silva has no pecuniary interest.

(8)

Includes 395,523 shares of common stock issuable upon exercise of warrants held by Mr. Lobell that are currently exercisable. Also includes 4,717 shares awarded on January 24, 2008 of which 1,572, 1,572 and 1,573 shares vest on the first, second and third anniversaries, respectively, of the date of the award; if Mr. Lobell ceases to be a director for any reason, any such shares that are unvested at such time are forfeited. Does not include shares subject to the Voting Agreement described below in which Mr. Lobell has no pecuniary interest.

(9)

Includes 7,000 shares of common stock issuable upon exercise of warrants held by Mr. Kellman that are currently exercisable. Also includes 4,717 shares awarded on January 24, 2008 of which 1,572, 1,572 and 1,573 shares vest on the first, second and third anniversaries, respectively, of the date of the award; if Mr. Kellman ceases to be a director for any reason, any such shares that are unvested at such time are forfeited.

(10)

Includes 4,717 shares awarded on January 24, 2008 of which 1,572, 1,572 and 1,573 shares vest on the first, second and third anniversaries, respectively, of the date of the award; if Mr. Jones ceases to be a director for any reason, any such shares that are unvested at such time are forfeited. Mr. Jones is deemed to be the indirect beneficial owner of 7.6% of the outstanding shares of our common stock as a result of being the sole manager of NS Advisors. NS Advisors is the sole general partner, the sole manager or the portfolio manager of certain entities that own shares representing an aggregate of 7.6% of the outstanding shares of our Company’s common stock. See footnote (3).

(11)

Includes 4,717 shares awarded on January 24, 2008 of which 1,572, 1,572 and 1,573 shares vest on the first, second and third anniversaries, respectively, of the date of the award; if Mr. Hinckley ceases to be a director for any reason, any such shares that are unvested at such time are forfeited.

(12)

Includes 4,717 shares awarded on January 24, 2008 of which 1,572, 1,572 and 1,573 shares vest on the first, second and third anniversaries, respectively, of the date of the award; if Mr. Gozia ceases to be a director for any reason, any such shares that are unvested at such time are forfeited.

Description of Voting Agreement

On October 26, 2007, certain of our stockholders entered into a voting agreement (the Voting Agreement”) in conjunction with the closing of our initial business combination transaction. The parties to the Voting Agreement are (a) Jerry Silva, Steven Silva, Jerry Silva, as Life Tenant, and Steven Silva, as Remainderman, The Jerry Silva 2007 Annuity Trust and The Jody R. Silva Trust (collectively referred to in the Voting Agreement as the “Chem Rx Group”), and (b) Lindsay A. Rosenwald, Lindsay A. Rosenwald 2000 Family Trusts, J. Jay Lobell, I. Keith Maher, Michael Weiser, Arie Belldegrun and Isaac Kier (collectively referred to in the Voting Agreement as the “Paramount Group”). The number of shares of our common stock owned by each party to the Voting Agreement is set forth in the table below.

The Voting Agreement requires the parties thereto to vote, at any meeting of our stockholders and in any written action by consent of our stockholders, in favor of the election and re-election of the following persons as our directors:

        (i)    two persons (the “Chem Rx Directors”) designated by the Chem Rx Group as Class C directors (i.e., directors whose terms expire in 2010); Jerry Silva and Steven
Silva were designated by the Chem Rx Group for this purpose;

        (ii)   two persons (the “Paramount Directors”) designated by the Paramount Group as Class B directors (i.e., directors whose terms expire in 2009); J. Jay Lobell and David  Kellman were designated by the Paramount Group for this purpose;

        (iii)  three persons mutually designated by the Chem Rx Group and Paramount Group as Class A directors (i.e., directors whose terms expire in 2008) each of whom are “independent” within the meaning of the Nasdaq listing standards; Messrs. Gozia, Hinckley and Jones were designated for this purpose; and

        (iv)  if the rules of the principal market for our shares require that a majority of our Board consist of independent directors and our Board then consists of fewer than a majority of independent directors under the applicable rules, two additional persons, each of whom shall qualify as an independent director, mutually designated by the Paramount Directors and the Chem Rx Directors, with one such designee classified as a Class C director and one such designee classified as a Class B director.

Thus, unless there is a breach of the Voting Agreement, the approval of Proposal I, namely, the election of Messrs. Gozia, Hinckley and Jones as Class A directors, is assured. The Voting Agreement does not require the parties to the Voting Agreement to vote for or against, or abstain from, any of the other proposals described in this proxy.

For purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), a total of 11,737,749 shares may be deemed to be beneficially owned by virtue of the Voting Agreement, consisting of 9,744,479 shares currently outstanding and 1,993,000 shares issuable pursuant to exercise of immediately exercisable warrants. The number of such shares held by each party to the Voting Agreement is as follows:

Name	Shares as to which voting power is currently held	Additional Shares as to which voting power will be held upon exercise of warrants
Jerry Silva	1,850,781	0
Steven Silva	1,260,708	0
The Jody R. Silva Trust	88,103	0
Jerry Silva, as Life Tenant, And Steven Silva, as Remainderman	4,203,820	0
The Jerry Silva 2007 Annuity Trust	166,337	0
Lindsay A. Rosenwald	584,375	1,304,574
Lindsay A. Rosenwald 2000 Family Trusts	584,375	0
J. Jay Lobell	318,750	395,523
I. Keith Maher	318,750	60,453
Michael Weiser	106,250	44,150
Arie Belldegrun	106,250	44,150
Isaac Kier	156,250	144,150
Total	9,744,749	1,993,000

PROPOSAL I

ELECTION OF DIRECTORS

Our bylaws provide that the number of directors to be elected by our stockholders will be at least three and not more than ten. Under our bylaws, our Board of Directors has authority to decide the exact number of directors to be elected within these limits. The Board of Directors is divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The term for Class A directors expire at this year’s annual stockholder meeting, while the term of Class B and Class C directors expire at the annual stockholder meeting in 2009 and 2010, respectively.

The Nominating Committee, having received the designations of the Chem Rx Group and the Paramount Group pursuant to the Voting Agreement, has recommended the following persons for re-election as directors to serve until the 2011 annual meeting or until their successors are elected: Richard M. Gozia, Robert R. Hinckley and Andrew R. Jones.

Unless authority is withheld, the proxies solicited by the Board of Directors will be voted ‘‘FOR’’ the re-election of each of Richard M. Gozia, Andrew R. Jones and Robert R. Hinckley. In case any of the nominees becomes unavailable for re-election to the Board of Directors, an event which is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment. Our amended and restated certificate of incorporation does not provide for cumulative voting.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

Information About Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Jerry Silva	74	Chairman of the Board and Chief Executive Officer
Steven C. Silva	43	Director, President and Chief Operating Officer
Gary M. Jacobs	51	Chief Financial Officer
Richard M. Gozia	64	Director
Robert R. Hinckley	50	Director
Andrew R. Jones	46	Director
David J. Kellman	31	Director
J. Jay Lobell	46	Director

Jerry Silva is the Chairman of the Board and our Chief Executive Officer. He became a member of our Board, and Chairman and Chief Executive Officer on October 26, 2007. His term as a director of our Company will expire at the annual meeting of our Company’s stockholders in 2010. In addition, he is also currently our Chief Executive Officer, a position he has held with our business since he founded our principal operating subsidiary B.J.K. in 1958. Jerry Silva is a member of the American Society of Consultant Pharmacists, a professional association of consultant and senior care pharmacists, a member of the advisory board of Managed Health Care Associates, Inc., a group purchasing organization in which our Company participates, and a member of the board of directors of American College of Health Care Administrators, a professional association of healthcare administrators. Jerry Silva holds a B.S. degree from the Columbia University College of Pharmacy and is a New York State registered pharmacist. Jerry Silva is a member of our Board of Directors pursuant to the Voting Agreement described elsewhere in this proxy statement.

Steven C. Silva is a director and the President and Chief Operating Officer of our Company. He became a member of our Board and President and Chief Operating Officer on October 26, 2007. His term as a director of our Company will expire at the annual meeting of our Company’s stockholders in 2010. He has been employed in our business for 16 years. In his current capacities, Steven Silva is responsible for overseeing all of our Company’s operations, with specific responsibilities as director of sales and new account marketing. Steven Silva maintains contact with our Company’s significant clients and also oversees our technology platform. Prior to May 2006, Steven Silva held several positions with our Company including Director of Corporate Operations and Vice President of Sales & Servicing. Steven Silva holds a B.A. degree in communications from New York University. Steven Silva is the son of Jerry Silva. Steven Silva is a member of our Board of Directors pursuant to the Voting Agreement described elsewhere in this proxy statement.

Gary M. Jacobs is the Chief Financial Officer of our Company. He became our Chief Financial Officer on June 12, 2008. From May 2005 to June 2008, Mr. Jacobs was the Chief Financial Officer and Chief Operating Officer of Gold Force International, Ltd., a supplier of gold, silver and pearl jewelry to U.S. retail chains, and Karat Platinum LLC, a developer of an alternative to platinum. From July 2003 to April 2005, Mr. Jacobs served as President of The Innovative Companies, LLC, a supplier of natural stone. From October 2001 to February 2003, Mr. Jacobs served as Executive Vice President of Operations and Corporate Secretary of The Hain Celestial Group, Inc., a food and personal care products company. Mr. Jacobs also served as Executive Vice President of Finance, Chief Financial Officer and Treasurer of The Hain Celestial Group, Inc. from September 1998 to October 2001. Prior to that, Mr. Jacobs was the Chief Financial Officer of Graham Field Health Products, Inc., a manufacturing and distribution company. Mr. Jacobs was employed for 13 years as a member of the audit staff of Ernst & Young LLP, where he attained the position of senior manager. He is a certified public accountant and holds a Bachelor’s of Business Administration in Accounting from Adelphi University.

J. Jay Lobell became a member of our Board on October 21, 2005. Mr. Lobell was our former Chief Executive Officer, Chief Financial Officer and Secretary until the consummation of our business combination on October 26, 2007. Mr. Lobell’s term as a director will expire at the annual meeting of our stockholders in 2009. Mr. Lobell has served as president and chief operating officer of Paramount BioCapital Asset Management and Paramount BioSciences, LLC since January 2005, and is a registered representative of Paramount BioCapital, Inc. Mr. Lobell serves on the boards of directors of NovaDel Pharma Inc. and Innovive Pharmaceuticals, Inc., both of which are publicly traded companies, and is on the boards of several private biotechnology companies. From 1996 through January 2005, Mr. Lobell was a partner at Covington & Burling, a law firm, where he provided litigation, corporate and regulatory advice. Mr. Lobell received a B.A. from Queens College and a J.D. from Yale Law School. Mr. Lobell is a member of our Board of Directors pursuant to the Voting Agreement described elsewhere in this proxy statement.

David J. Kellman became a member of our Board on October 26, 2007. Mr. Kellman’s term as a director of will expire at the annual meeting of our stockholders in 2009. Mr. Kellman serves as a member of our Audit and Compensation Committees. Mr. Kellman has served as a Vice President of Paramount Biosciences LLC since October 2005. From 2000 to 2004, Mr. Kellman was an investment professional at Investor Growth Capital, a $1.8B venture capital fund of Investor AB, where he focused on growth capital investments in the healthcare field. In 2004, Mr. Kellman was an associate in investment banking with Piper Jaffray, where he covered the biotechnology sector. From 2004 to 2005, Mr. Kellman was an analyst with SAC Capital, a hedge fund, where he covered a broad range of public equities in healthcare. Mr. Kellman received a B.S. from the Wharton School and a B.S.E. from the School of Engineering and Applied Science, University of Pennsylvania. Mr. Kellman is a member of our Board of Directors pursuant to the Voting Agreement described elsewhere in this proxy statement.

Richard M. Gozia became a member of our Board on January 11, 2008. Mr. Gozia serves as the Chairman of the Board’s Audit Committee. Mr. Gozia’s term as a director will expire at the annual meeting of our stockholders in 2008. Until November 12, 2008, Mr. Gozia served as Chairman and, since June 2007, Interim Chief Executive Officer of ForeFront Holdings, Inc., a supplier of products and services to the golf industry located in Springfield Tennessee. He was formerly a member of the board of directors of ForeFront Holdings since 2005, becoming chairman of the board in 2006, and, from 2005 until July 2007, a member and chairman of its audit committee. From May 2001 until January 2004, Mr. Gozia served as Chief Executive Officer of Fenix LLC, a holding company with interests in various technology companies. Prior to May 2001, Mr. Gozia held various senior executive positions in the media, technology and food service fields, including as President and Chief Operating Officer of CellStar Corporation, Inc., a global wholesale distributor of cellular phones and accessories. Mr. Gozia was also employed from 1970 to 1978 in the audit department of certified public accounting firm of Arthur Young & Company. Mr. Gozia received a B.S. in Accounting from the University of Missouri and is a certified public accountant. Mr. Gozia has been a member of the board of directors of DGSE Companies, Inc., a marketer of jewelry, bullion products and rare coins and a collateralized lender, based in Dallas Texas, since August 2007. Mr. Gozia is a member of our Board of Directors pursuant to the Voting Agreement described elsewhere in this proxy statement.

Mr. Gozia has been a member of the board of directors of DGSE Companies, Inc., a marketer of jewelry, bullion products and rare coins and a collateralized lender, based in Dallas Texas, since August 2007. Mr. Gozia is a member of our Board of Directors pursuant to the Voting Agreement described elsewhere in this proxy statement.

Andrew R. Jones became a member of our Board on January 11, 2008. Mr. Jones serves as the Chairman of the Board’s Compensation Committee and is also a member of the Board’s Nominating Committee. Mr. Jones’ term as a director will expire at the annual meeting of our stockholders in 2008. Mr Jones is currently the manager of North Star Partners, an investment firm located in Westport Connecticut which he founded in 1996. Mr. Jones is also currently a director at Cornell Companies Inc, where he also serves as Chairman of its Compensation Committee. From 1988 to 1995, Mr. Jones was employed at Tweedy, Browne Company, LLC, an investment company located in New York, where he was responsible for identifying undervalued securities in domestic and international markets. From 1986 to 1988, Mr. Jones was a securities analyst for Glickenhaus & Company, a registered investment advisory firm located in New York. Mr. Jones is a Chartered Financial Analyst and is a member of the New York Society of Securities Analysts. Mr. Jones holds a B.S. in Finance from Ithaca College, and an M.B.A from the University of Chicago. Mr. Jones is a member of our Board of Directors pursuant to the Voting Agreement described elsewhere in this proxy statement.

Robert R. Hinckley became a member of our Board on January 11, 2008. Mr. Hinckley serves as the Chairman of the Board’s Nominating Committee and he is also a member of the Board’s Audit Committee. Mr. Hinckley’s term as a director will expire at the annual meeting of our stockholders in 2008. Mr. Hinckley has been employed since 2004 as Senior Vice President of Government Programs for Capital District Physicians’ Health Plan, Inc., a 400,000-member not-for-profit health plan headquartered in Albany, New York. From January 2003 to July 2004, Mr. Hinckley served as Senior Deputy Secretary to former New York State Governor George E. Pataki, where he advised the Governor in the areas of health and human services. While serving Governor Pataki, Mr. Hinckley also was the primary government contact for the Governor’s work group on health care reform. From April 1996 until December 2002, Mr. Hinckley was employed by the New York State Department of Health, first as the Director of Public Affairs, then as the Deputy Commissioner for Operations. Mr. Hinckley was also appointed by Governor Pataki to the position of Vice Chair, Commission on Health Care Facilities in the 21st Century. The Commission operated from November 2005 through December 2006. Mr. Hinckley holds a B.A. in political science from Colgate University. Mr. Hinckley is a member of our Board of Directors pursuant to the Voting Agreement described elsewhere in this proxy statement.

Required Vote

The three nominees receiving the highest number of affirmative “FOR” votes shall be elected as Class A directors.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Grant Thornton LLP (“Grant Thornton”) has been selected by our audit committee to serve as our independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2008 and to issue a report on our fiscal 2008 financial statements. Such selection was approved by our Board of Directors. Although our governing documents do not require the submission of this matter to stockholders, the Board considers it desirable that the appointment of Grant Thornton be ratified by stockholders.

KGS LLP was the independent registered public accounting firm who audited our financial statements as of and for the year ended December 31, 2007. On May 5, 2008, we announced the termination of KGS LLP as our independent registered public accounting firm and the engagement of Grant Thornton. The report of KGS on our financial statements as of and for the fiscal year ended December 31, 2007 contained no adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principle. During the fiscal year ended December 31, 2007, the Company had (i) no disagreement with KGS on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KGS, would have caused them to make reference thereto in their report on the Company’s financial statements for such years; and (ii) no “reportable events” (as described in paragraph 304(a)(1)(v) of Regulation S-K). We provided KGS with a copy of the disclosures to the foregoing effect set forth in our Current Report on Form 8-K which we filed with the SEC on May 5, 2008. At our request, KGS furnished a letter addressed to the SEC, attached to such Current Report on Form 8-K as Exhibit 16, stating that it agreed with such disclosures.

Marcum & Kliegman LLP was the independent registered public accounting firm who audited our financial statements as of and for the year ended December 31, 2006. On May 1, 2007, Marcum & Kliegman LLP declined to stand for re-election as our independent registered public accountants, and on May 2, 2007 we engaged KGS LLP. The report of Marcum & Kleigman LLP on our financial statements as of and for the fiscal year ended December 31, 2006 contained no adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principle. During the fiscal year ended December 31, 2006, the Company had (i) no disagreement with Marcum & Kliegman LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Marcum & Kliegman LLP, would have caused them to make reference thereto in their report on the Company’s financial statements for such years; and (ii) no “reportable events” (as described in paragraph 304(a)(1)(v) of Regulation S-K). We provided Marcum & Kliegman LLP with a copy of the disclosures to the foregoing effect set forth in our Current Report on Form 8-K which we filed with the SEC on May 4, 2007. At our request, Marcum & Kliegman LLP furnished a letter addressed to the SEC, attached to such Current Report on Form 8-K as Exhibit 16.1, stating that it agreed with such disclosures.

During the fiscal years ended December 31, 2007 and December 31, 2006 and the interim period preceding the engagement of Grant Thornton, we did not consult Grant Thornton regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to us or oral advice was provided that Grant Thornton concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a “reportable event” (as described in paragraph 304(a)(1)(v) of Regulation S-K).

A representative of Grant Thornton is expected to be present at the annual meeting and to be available to respond to appropriate questions. The representative will have an opportunity to make a statement if he or she so desires. We do not expect the annual meeting to be attended by any representative of KGS LLP, who, as noted above, was the independent registered public accounting firm who issued a report on our consolidated financial statements as of and for the fiscal year ending December 31, 2007.

Required Vote

An affirmative vote of the holders of at least a majority of the shares of common stock voting on this proposal is required for its adoption. Proxies solicited by the Board of Directors will be voted “FOR” this proposal unless stockholders specify a contrary vote. No determination has been made as to what action our audit committee or Board of Directors will take if stockholders do not ratify the appointment of Grant Thornton.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT ACCOUNTANTS

PROPOSAL III

APPROVAL OF AMENDMENTS TO THE 2007 INCENTIVE COMPENSATION PLAN

Our Board of Directors, subject to approval of our stockholders, adopted an amendment to our Company’s 2007 Incentive Compensation Plan (the “Plan”) to increase the number of shares that may be issued under the Plan.

The Plan was adopted by our Board in June 2007 and approved by our stockholders in October 2007. Currently, the Plan authorizes 1,350,000 shares of our common stock for issuance as stock options, of which 806,499 shares remain available for grant as of the record date. The amendment would increase the number of shares of common stock available for issuance as stock options, or as other grants or awards under the Plan, by 500,000 shares to 1,306,499.

Our Board believes that the adoption of the amendment to increase the number of shares authorized under the Plan is needed to complement the strategic plans and goals of our company as the availability of option shares enhances the long-term value for our stockholders by offering opportunities to our employees, officers, consultants and directors to acquire a proprietary interest in us and to link their interests and efforts to our stockholders’ long-term interests.

Set forth below is a summary of certain important features of the amended Plan, which summary is qualified in its entirety by reference to the full text of the Plan, as amended, which is set forth below in this proxy statement as Appendix A . The proposed amendment is shown in bold type in Appendix A .

Description of the Plan

The Plan is administered by our Board of Directors or our compensation committee, which is composed of members from our Board of Directors (“Administrator”). The Plan allows the Administrator to make awards of stock options or restricted stock units to employees, officers, consultants and directors of our company or of entities directly or indirectly controlled by our company or an entity in which our company has a significant equity interest.

Subject to the other provisions of the Plan, the Administrator shall have the authority, in its discretion: (i) to grant options and restricted stock units; (ii) to determine the fair market value of the Common Stock subject to options and restricted stock grants; (iii) to determine the exercise price of options granted; (iv) to determine the persons to whom, and the time or times at which, options or restricted stock units shall be granted, and the number of shares subject to each option or restricted stock award; (v) to interpret the Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to the 2007 Plan; (vii) to determine the terms and provisions of each option granted (which need not be identical), including but not limited to, the time or times at which options shall be exercisable; (viii) with the consent of the optionee or grantee, to modify or amend any option or restricted stock grant; (ix) to defer (with the consent of the optionee) the exercise date of any option; (x) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an option or restricted stock unit; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan. The Administrator may delegate non-discretionary administrative duties to such employees of our Company as it deems proper.

An aggregate of 1,350,000 shares of common stock is authorized for issuance under the Plan; and as of the record date, 806,499 shares remain available for grant. The proposed amendment would increase the number of shares that remain available for issuance as stock options, or as other grants or awards, under the Plan by 500,000 to 1,306,499. The aggregate number of shares available for grant, or as other grants or awards under the Plan, and the price of stock options and number of shares under outstanding stock option grants will be adjusted in the event of changes in capitalization, including a stock dividend, stock split, or recapitalization.

Plan Benefits

The amount and timing of awards of stock options or restricted stock units granted under the Plan are determined in the sole discretion of the Administrator and therefore cannot be determined in advance.

The future awards of stock options or restricted stock units that would be received under the Plan by eligible recipients are discretionary and are therefore not determinable at this time.

Required Vote

Approval of the amendment to the Plan will require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the annual meeting. Proxies solicited by the Board of Directors will be voted “FOR” this proposal unless stockholders specify a contrary vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE 2007 INCENTIVE COMPENSATION PLAN

CORPORATE GOVERNANCE

Independence of Directors

Each of the nominees for director, Mr. Gozia, Mr. Hinckley and Mr. Jones, as well as Messrs. Lobell and Kellman, who together constitute a majority of our Board of Directors, have been designated by our Board as “independent” directors pursuant to the independence standards for directors set forth in Item 407(a) of Regulation S-K promulgated by the SEC. Although our shares are not listed on a “national securities exchange” as contemplated by Rule 10A-3 under the Exchange Act, our Board nevertheless has reviewed our independent directors under the standards applicable to listed companies pursuant to Rule 10A-3 and believes that each of the foregoing five directors qualifies as independent under the Rule. In addition, all of the members of our compensation, nominating and audit committees are independent under the foregoing standards.

In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting or other business relationships any director may have with us. Independent directors are not engaged in any material relationship with us that may impair or inhibit, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on our behalf and on behalf of our stockholders. When assessing the “materiality” of a director’s relationship with us, the Board considers all relevant facts and circumstances not only from the standpoint of the director in his or her individual capacity, but also from the standpoint of the persons to whom the director is related and organizations with which the director is affiliated.

Board and Committee Information

During the fiscal year ended December 31, 2007, our Board of Directors met three times. Although we do not have any formal policy regarding director attendance at annual stockholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. In addition, we expect our directors to attend all Board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During the fiscal year ended December 31, 2007, we did not have standing nominating, compensation and audit committees of the Board of Directors. During the fiscal year ended December 31, 2007, each of our directors attended at least 75% of the aggregate of the number of meetings of the Board held during the period he served as a director, except for Mr. Lobell who did not attend one of the three meetings.

Audit Committee Information and Report

Currently, our audit committee, which was established on January 11, 2008 and, accordingly, did not meet during our fiscal year ended December 31, 2007, consists of Messrs. Gozia, Hinckley and Kellman, each an independent director pursuant to the independence standards for directors set forth in Item 407(a) of Regulation S-K and Rule 10A-3 under the Exchange Act with Mr. Gozia serving as its chairman. The audit committee’s duties, which are specified in our audit committee charter, include, but are not limited to:

•	The integrity of our Company’s accounting and financial reporting processes;
•	Our Company’s compliance with legal and regulatory requirements; and
•	The independent auditor’s qualifications, independence and performance.

The Audit Committee Charter is available on our website at www.chemrx.net.

The audit committee charter requires that each member will be an “independent director” under Item 407(a) of Regulation S-K and Rule 10A-3. In addition, our Board of Directors has determined that Mr. Gozia meets the standards of an audit committee “financial expert” as defined by the Sarbanes-Oxley Act of 2002.

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings made by us under those statutes, this section entitled ‘‘Audit Committee Information and Report’’ will not be incorporated by reference in any of those prior filings or any future filings by us.

Audit Committee Inquiries. As stated above, our audit committee establishes procedures to promote the integrity of our accounting and financial reporting processes. For that purpose, the audit committee engages our independent public accountants, and monitors the performance of our accounting staff and the implementation of internal controls over our financial statement reporting. In connection with these responsibilities, the audit committee has established procedures to enable anyone to report a concern with respect to our accounting, auditing or internal control. These procedures, which are found on our website, chemrx.net within the “Investor Relations” tab, provide a means to report any such concerns anonymously if the reporting person so desires. Upon receipt of any matter relating to our accounting, auditing or internal control, the chairman of the audit committee will review the information, advise the other members of the committee, conduct such investigation and take such action as may be appropriate to address the concerns expressed in the inquiry. Employees are reminded that we do not permit retaliation of any kind against employees for good faith reports of concerns about the conduct of our employees, agents, contractors or outside auditors, or potential violations of law or our internal policies.

Audit Committee Report

Our audit committee has met and held discussions with management and KGS LLP who, as noted above, was the independent registered public accounting firm we engaged to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2007 and who issued a report on such fiscal 2007 consolidated financial statements. Management represented to the audit committee that such 2007 consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee reviewed and discussed the consolidated financial statements with management and KGS LLP, the independent auditors with respect to such financial statements. The committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our independent auditors also provided the audit committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the committee discussed with the independent auditors and management the auditors’ independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by such independent auditors. Based upon the committee’s discussion with management and the independent auditors and the committee’s review of the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the Board of Directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2007.

The Members of the Audit Committee

Richard M. Gozia, Chairman

Robert R. Hinckley

David J. Kellman

Nominating Committee Information

Our nominating committee consists of Messrs. Hinckley and Jones, with Mr. Hinckley serving as chairman. Each of Messrs. Hinckley and Jones is an independent director pursuant to the independence standards for directors set forth in Rule 10A-3 under the Exchange Act and applicable Nasdaq rules. During the fiscal year ended December 31, 2007, we did not have a nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the Board of Directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The nominating committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent stockholder interests. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time. The nominating committee does not distinguish among nominees recommended by stockholders and other persons. Stockholder nominations should be received no later than 30 days after the end of the fiscal year in order to provide sufficient time to evaluate the candidate.

The nominating committee charter is available on our website at www.chemrx.net.

Compensation Committee Information

Our compensation committee consists of Messrs. Jones and Kellman, with Mr. Jones serving as chairman. Each of Messrs. Jones and Kellman is a non-employee director and is independent pursuant to the independence standards for directors set forth in Rule 10A-3 under the Exchange Act and applicable Nasdaq rules. During the fiscal year ended December 31, 2007, we did not have a compensation committee. The purpose of our compensation committee, which is specified in the compensation committee charter, is to review and approve compensation paid to our executive officers and directors and to certain of our key employees and to administer our incentive compensation plans, including authority to make and modify awards under such plans. At present, our only incentive compensation plan is our 2007 Incentive Compensation Plan.

Our compensation committee meets from time to time to consider compensation trends and best practices in compensation policies and their applicability to us. The compensation committee meets late each year as part of the following year budget approval process, or early in the following year, to determine compensation (including base salary, bonus targets, bonus goals and long-term incentive awards) for the executive officers and certain other senior managers. The compensation committee then meets to determine the bonus award for the prior fiscal year for each executive officer and certain senior managers. The compensation committee retains discretion to pay bonuses or other incentive compensation to executive officers or such other members of senior management even if bonus goals and targets are not attained.

The compensation committee has not to date engaged outside compensation consultants, but does analyze general market trends in executive compensation and compares the compensation of our senior management, including the named executive officers, to publicly-reported compensation paid by other companies in our industry.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever served as an employee or officer of our Company.

Mr. Jones is deemed to be the indirect beneficial owner of 7.6% of the outstanding shares of our Company’s common stock as a result of being the sole manager of NS Advisors, LLC (“NS Advisors”). NS Advisors is the sole general partner, the sole manager or the portfolio manager of certain entities that own shares representing an aggregate of 7.6% of the outstanding shares of our Company’s common stock. In addition, prior to September 18, 2008, Mr. Jones was deemed to be the indirect beneficial owner of approximately 29% of the outstanding shares of our common stock because, until such date, entities controlled by NS Advisors owned a larger number of shares of our common stock. As of September 18, 2008, entities controlled by NS Advisors completed a transaction pursuant to which they caused Jerry Silva, our Chairman and Chief Executive Officer and a director, and Steven C. Silva, our President and Chief operating officer and a director, to purchase from such entities an aggregate of 3,000,000 shares of our common stock pursuant to the rights of such entities under a certain put option agreement, and as a result the interest of such entities in our common stock was reduced so that, when combined with Mr. Jones’ personal holdings, he is deemed to be the beneficial owner of 7.6% of our outstanding shares as noted above. The transaction under the put option agreement was described in greater detail in a Current Report on Form 8-K filed by us with the SEC on September 24, 2008. Item 404(a)(5) and (a)(6) of Regulation S-K is not applicable to Mr. Jones.

In reliance upon Item 402(l) of Regulation S-K under the Exchange Act, we are providing in this proxy statement disclosures that pertain to “smaller reporting companies” as specified in paragraphs (m) through (r) of such Item 402. Accordingly, we are not including a compensation committee report herein.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning the compensation paid by us for the last two fiscal years to (i) our Chief Executive Officer, (ii) our two most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers as of December 31, 2007 and December 31, 2006 and (iii) four other individuals for whom disclosure would have been provided pursuant to item (ii) above but for the fact that the individual was not serving as our executive officer as of such dates. The amounts set forth for 2007 and 2006 include salaries and bonuses paid to such individuals prior to and after our Business Combination. The amounts for Steven Silva do not include a bonus of $5,650,000 which was paid to Steven Silva promptly after our Business Combination.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All other Compensation ($)(1)	Total ($)
Jerry Silva, Chief Executive Officer	2007 2006	814,231 605,000	0 1,035,000				26,836 7,024	841,067 1,647,024
Steven C. Silva, Chief Operating Officer	2007 2006	916,346 735,000	0 1,035,000				34,985 5,675	951,331 1,175,675
Charles L. Kelly, Chief Financial Officer *	2007 2006	245,385 49,234	250,000 5,000				20,959 0	516,343 54,231
Leora Tilocca Vice President - Billing	2007 2006	225,000 207,024	800,000 50,000				25,574 26,200	1,050,574 283,224
David Baldinger Vice President - Pharmacy Integration and Human Resources	2007 2006	225,000 246,437	800,000 50,000				25,535 25,354	1,050,535 321,791

Evan Selzer Executive Vice President	2007 2006	228,246 175,860	800,000 50,000	18,329 15,766	1,046,575 241,626
Leslie Siegel Executive Vice President	2007 2006	225,000 213,765	800,000 50,000	15,866 15,946	1,040,866 279,711

_______________

*Resigned as of April 7, 2008.

(1)	Consists primarily of medical insurance premiums and auto allowances.

Jerry Silva Employment Agreement

Jerry Silva has entered into a three-year employment agreement with us, pursuant to which Jerry Silva will serve as the Chairman and Chief Executive Officer of our Company. Unless earlier terminated, the employment agreement expires on December 31, 2010. Jerry Silva will be entitled to an initial base salary of $500,000, which will be reviewed and subject to upward adjustment. Jerry Silva will also be entitled to an annual incentive bonus of up to $250,000, which will be paid in the discretion of the Board, and to participate in such suitable medical, dental, pension and other benefit plans as the Board adopts.

Jerry Silva will be entitled to receive severance payments in the following amounts:

•

Termination of Jerry Silva with cause: (A) any earned but unpaid base salary, (B) any bonus earned with respect to a completed period but not yet paid, (C) unreimbursed business expenses, and (D) any amounts accrued and payable under the terms of any of our benefit plans (collectively the “Accrued Obligations”);

•

Termination of Jerry Silva with cause: (A) any earned but unpaid base salary, (B) any bonus earned with respect to a completed period but not yet paid, (C) unreimbursed business expenses, and (D) any amounts accrued and payable under the terms of any of our benefit plans (collectively the “Accrued Obligations”);

•

Termination by Jerry Silva with good reason or termination by us without cause during or upon the expiration of the term: (A) the Accrued Obligations, (B) his base salary, payable over the one year period following termination of his employment in equal monthly installments paid on the first of each month beginning with the second month following the date of termination, (C) a prorated bonus for the year of termination and (D) one year of continued medical, dental and other benefits that may be in effect on the date of termination of his employment; and

•	Termination of Jerry Silva upon death or disability: (A) the Accrued Obligations and (B) a prorated bonus for the year of termination.

We shall also indemnify and hold Jerry Silva harmless for acts and omissions in connection with his employment to the extent permitted by law.

Steven C. Silva Employment Agreement

Steven C. Silva has entered into a five-year employment agreement with us, pursuant to which Steven Silva will serve as the President and Chief Operating Officer of our Company. Unless earlier terminated, the employment agreement expires on December 31, 2012. Steven Silva will be entitled to an initial base salary of $500,000, which will be reviewed and subject to upward adjustment. Steven Silva will also be entitled to an annual incentive bonus of up to $250,000, which will be paid in the discretion of the Board, and to participate in such suitable medical, dental, pension and other benefit plans as the Board adopts.

Steven Silva will be entitled to receive severance payments in the following amounts:

•	Termination of Steven Silva with cause: the Accrued Obligations;
•

Termination by Steven Silva with good reason or termination by us without cause during or upon expiration of the terms: (A) the Accrued Obligations, (B) two times his base salary, payable over the two year period following termination of employment in equal monthly installments paid on the first of each month beginning with the second month following the date of termination, (C) a prorated bonus for the year of termination and (D) one year of continued medical, dental and other benefits that may be in effect on the date of termination of his employment, and

•	Termination of Steven Silva upon death or disability: (A) the Accrued Obligations and (B) a prorated bonus for the year of termination.

We shall also indemnify and hold Steven Silva harmless for acts and omissions in connection with his employment to the extent permitted by law.

To terminate Steven Silva’s employment without cause, the Board must determine in good faith, upon reasonable review of all considerations deemed relevant by the Board, including without limitation, the performance of our Company and its growth and profitability, and any act or acts or conduct, or failure or failures to act, by Steven Silva that could be detrimental to our Company or to the reputation of our Company, that Steven Silva’s continued employment by our Company may reasonably be expected to be materially and demonstrably detrimental to the best interests of our Company or its stockholders, and our Company must deliver to Steven Silva a copy of a resolution duly adopted by a majority of the entire Board (excluding Steven Silva and Jerry Silva) at a meeting of the Board called and held for such purpose that makes such determination and states the basis for that belief. In addition, Steven Silva must have been given advance written notice that the Board was considering his termination without cause and the considerations for such termination as well as an opportunity to be heard with counsel.

Employment Agreement with Former Chief Financial Officer

Charles L. Kelly, our Chief Financial Officer who has resigned effective April 7, 2008, entered into a three-year employment agreement with us which would have expired December 31, 2010. Under this agreement, Mr. Kelly served as our Chief Financial Officer at a base salary of $265,000.

Gary M. Jacobs Employment Agreement

Gary M. Jacobs entered into an employment agreement with us for an employment term of three years commencing June 12, 2008. Under this employment agreement, Mr. Jacobs receives an annual salary initially of $325,000 per year and an annual bonus of up to 60% of his base salary, but not less than $75,000. Also, pursuant to the employment agreement, Mr. Jacobs was granted an option to purchase 50,000 shares of our common stock at an exercise price of $4.93 per share, the closing market price of the common stock on the date of the agreement. The options become exercisable in three equal amounts on each of the first three anniversaries of the agreement, provided that Mr. Jacobs is still employed by us on those dates. Mr. Jacobs will also receive an option to purchase 50,000 shares of common stock on the first anniversary of the agreement, provided that he is still employed by us on that date, exercisable in three equal amounts on each of the first three anniversaries of the date of grant, provided he is then still employed by us, at an exercise price equal to the closing market price of the common stock on the date of grant. Mr. Jacobs is eligible to participate in our employee benefit plans, and is entitled to a monthly automobile allowance of $800.

If Mr. Jacobs’s employment is terminated due to his death or disability, for Cause (as defined), or without Good Reason (as defined), he will be entitled to receive unpaid salary through the date of termination, unreimbursed business expenses, and accrued benefits (collectively, the “Accrued Obligations”). If his employment is terminated due to his death or disability, he or his beneficiaries will be entitled to the Accrued Obligations and a prorated bonus for the partial year in which death or disability occurs. If Mr. Jacobs’s employment is terminated without Cause or if he terminates his employment for Good Reason, he will be entitled to receive the Accrued Obligations, one year of salary, the minimum annual bonus of $75,000 and one year of continued benefits (collectively, the “Severance Benefits”).

If a Change of Control (as defined) occurs during the employment term or within six months after a termination of Mr. Jacob’s employment without Cause by us, Mr. Jacobs will be entitled to receive an amount equal to 400,000 multiplied by the dollar amount, if any, by which the closing bid price of the common stock on the date of the completion of the Change of Control exceeds the closing bid price of the common stock on the date of his employment agreement. During the 90-day period beginning 30 days after a Change of Control, he may elect to terminate his employment, in which case he will be entitled to the Severance Benefits. Mr. Jacobs’ employment agreement also contains customary non-competition, non-disclosure and non-disparagement provisions.

Outstanding Equity Awards at Fiscal Year End

There were no equity awards granted to any director or officer as of December 31, 2007.

Pension Benefits

We do not maintain any other plan that provides for payments or other benefits at, following, or in connection with retirement.

Director Compensation

We did not pay any compensation to any non-employee director during the fiscal year 2007 or 2006. On January 18, 2008, the Board authorized a compensation package for our non-employee directors that includes a combination of cash and stock awards for their service to our Company. Each non-employee director will receive a basic annual cash fee of $20,000, and the chairman of the audit committee, the chairman of the compensation committee and the chairman of the nominating committee will receive an additional annual cash fee of $10,000, $3,000 and $1,500, respectively. Effective July 1, 2008, we modified this policy to increase the amount payable to Mr. Gozia in his capacity as audit committee chairman to $30,000 per year. All annual cash fees will be payable quarterly in arrears. Non-employee directors will also receive cash fees of $1,500 for each Board meeting attended in person and $750 for each Board meeting attended telephonically, and $1,000 for each committee meeting attended in person and $500 for each committee meeting attended telephonically.

Each non-employee director will receive stock awards of $25,000 initially and $10,000 annually, with the annual stock awards to be granted by the compensation committee of the Board quarterly in arrears. The stock awards are granted by the compensation committee based upon recent market value of our stock.

The compensation committee made the initial stock awards to each of the non-employee directors based upon the closing price of our Company’s common stock on January 23, 2008. Accordingly, each such person was awarded 4,717 shares of common stock, which shall vest as to 1,572, 1,572 and 1,573 shares on the first, second and third anniversaries, respectively, of the date of the award. The shares will be retained by us until vested, and will be forfeited to the extent not vested in the event the individual ceases for any reason to be a director of our Company. Such vesting arrangements will be reflected in an agreement to be entered into with each award recipient. The compensation committee determines the number of shares to be included in the quarterly stock awards based on the closing stock price on the day prior to the grants. On April 16, July 16 and October 16, 2008 the Compensation Committee made quarterly awards of shares to the non-employee directors; the sum of the awards to all non-employee directors on all three such grant dates was 9,965 shares.

Equity Compensation Plan Information

The 2007 Incentive Compensation Plan (the “Plan”) was adopted by our stockholders on October 22, 2007. The Plan provides for the issuance of up to 1,350,000 shares of our common stock to our officers (including executive officers who are also directors), and to our employees, including persons who have agreed to become employees, and non-employee directors, and persons providing substantial bona fide personal services to us and our subsidiaries. In any calendar year, no participant may be granted awards that relate to more than 1,000,000 shares. The Plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that incentive options may only be granted until June 1, 2017. To the extent permitted under the provisions of the Plan, the compensation committee has authority to determine the selection of participants, allotment of shares, price, and other conditions of awards.

The Plan gives the compensation committee the flexibility to grant a variety of equity instruments in addition to stock options and restricted stock, including stock appreciation rights, share units, performance units, and dividend equivalents. Awards may be granted alone or in combination with any other award granted under the Plan or any other plan. The compensation committee will determine the size of each award to be granted (including, where applicable, the number of shares to which an award will relate), and all other terms and conditions of each award. Incentive stock options may only be granted to our employees who meet the required definition for purposes of incentive stock options under the Code.

In the event of a large, special, or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting our common stock, the compensation committee will adjust the number and kind of shares subject to the aggregate and individual share limitations described above to the extent equitable and appropriate. The compensation committee will also make appropriate and equitable adjustments to outstanding awards upon occurrence of these events to preserve the awards without enhancing their value. These adjustments may include changes to the number of shares subject to an award, the exercise price or share price referenced in the award terms, and other terms of the award. The compensation committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles.

Subject to the approval of Proposal III, the number of shares originally available under the equity compensation plan would increase to 1,850,000 shares; and after a reduction for the 543,501 shares awarded to date, there will be 1,306,499 shares available under the Plan after the adoption of the amendment pursuant to this Proposal III.

As at December 31, 2007, we have the following equity compensation plans that provide for the issuance of options, warrants or rights to purchase our securities.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	n/a*	n/a*	1,350,000

*	No shares from the equity compensation plan had been awarded, granted, reserved for issuance pursuant to options or otherwise disbursed as of December 31, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require officers, directors and greater-than-ten-percent stockholders to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of forms 3 and 4 and amendments thereto furnished to us during fiscal 2007 and forms 5 and amendments thereto furnished to us with respect to fiscal 2007, or written representations that form 5 was not required for fiscal 2007, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent stockholders were fulfilled in a timely manner, except that Lindsay Rosenwald filed one form 4 one day late.

CODE OF ETHICS

We have adopted a Code of Conduct and Ethics, which establishes expectations with respect to the conduct of all our Company’s employees, directors and officers, including our principal executive officer, principal financial officer, principal operating officer, principal accounting officer and controller or persons performing similar functions. A copy of our Company’s Code of Conduct and Ethics is available on our website at www.chemrx.net. We undertake to provide without charge to any person, upon written or verbal request of such person, a copy of our Code of Conduct and Ethics. Requests should be directed in writing to Investor Relations, Chem Rx Corporation, The Ruth Group, 757 Third Avenue, New York, NY 10017, or by telephone at (646) 536-7017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We lease our 75,000-square-foot Long Beach, New York facility from 750 Park Place Realty Co., LLC (the “Long Beach Landlord”) under a lease agreement that expires December 31, 2020. The ownership interests in the Long Beach Landlord are owned by Jerry Silva, Steven Silva, Rosalie Silva and the heirs of Mark Baldinger. Rosalie Silva is Jerry Silva’s wife. Mark Baldinger was a former stockholder of our Company. Under the lease, our Company pays rent at the monthly rate of $125,000, increasing to $150,000 on January 1, 2010, $175,000 on January 1, 2013, $200,000 on January 1, 2016 and $225,000 on January 1, 2019. Those rental rates were not established by arms-length negotiations, inasmuch as B.J.K. at that time was controlled by the same individuals who controlled the Long Beach Landlord. At the time the existing lease was signed, B.J.K. took into consideration several factors in agreeing to these rental rates, including informal, oral discussions with persons familiar with the Long Island real estate market, the proximity of the facility to an employee labor pool needed for our Company’s operations and the presence of additional space to accommodate parking for 250 employee automobiles. B.J.K. was a guarantor of a mortgage loan obligation of the Long Beach Landlord in the original amount of $3.3 million. The guaranty of this loan obligation by B.J.K. was released prior to the closing of our business combination transaction which was consummated October 26, 2007. Jerry Silva, Rosalie Silva and Steven Silva currently earn annual profits of approximately $385,000, $385,000 and $55,000, respectively, from their ownership interests in the Long Beach Landlord. These amounts are net of annual mortgage payments of approximately $353,000 and other operating expenses. Under the lease, we, as tenant, are obligated to pay the real estate taxes relating to the premises. We paid $247,011 and $261,317 in annual real estate taxes during 2006 and 2007, respectively, with respect to the Long Beach facility.

During 2006, Jerry Silva and Rosalie Silva loaned $5,375,000 to ChemRx New Jersey. This obligation was evidenced by a demand promissory note bearing interest at an annual rate of 7.5%. Pursuant to the agreements applicable to our business combination transaction which was consummated October 26, 2007, ChemRx New Jersey repaid this obligation to Jerry Silva and Rosalie Silva. Also during 2006, B.J.K. loaned $3,000,000 to ChemRx New Jersey pursuant to a demand promissory note bearing interest at an annual rate of 7.5%. Ninety percent of the ownership interests of ChemRx New Jersey were owned by Jerry Silva and Steven Silva prior to the business combination. Subsequent to the business combination, ChemRx New Jersey became a wholly owned subsidiary of B.J.K. Inc which in turn is our wholly owned subsidiary. ChemRx New Jersey’s obligations pursuant to this demand note were satisfied as an intercompany transaction between our wholly owned subsidiaries after the closing of our October 26, 2007 business combination.

We employ Jerry Silva as our Chairman and Chief Executive Officer, and Steven Silva as President and Chief Operating Officer pursuant to employment agreements described elsewhere herein. These employment agreements became effective on October 26, 2007. For the fiscal year ended December 31, 2007, we paid Jerry Silva a salary of $814,000, and Steven Silva a salary of $916,000; such compensation includes amounts paid to such individuals by our wholly owned subsidiary B.J.K. Inc. prior to its acquisition by us pursuant to our business combination on October 26, 2007, and therefore prior to the effective date of our employment agreements with these two officers. Pursuant to their employment agreements, Jerry Silva and Steven Silva each earn annual salaries of $500,000 with the opportunity to earn a bonus of up to $250,000 annually in the discretion of the Board. The reduced compensation amounts were determined through negotiation in connection with the negotiation, execution and delivery of the Stock Purchase Agreement.

We employ certain family members of Jerry Silva and Steven Silva. Jody Silva Falk, the daughter of Rosalie Silva, and Jeffrey Falk, the husband of Ms. Falk, are currently employed full time with our Company. In 2007, Ms. Falk, who is the Vice President of Sales and Client Servicing, received a $271,500 salary and $50,000 bonus, while Jeffrey Falk, who is the Director of Information Technology, received a $185,589 salary and $7,000 bonus.

We made loans to Long Beach Chemists, a business that was owned by Jerry Silva until September 2006, and is currently owned by Rosalie Silva, Steven Silva and the estate of Mark Baldinger. As of June 1, 2007, the total debt owed by Long Beach Chemists to us was $330,656. Of this amount, $35,000 was paid during June 2007 and the remainder is being paid at the rate of $13,000 a month. The notes do not bear interest. Long Beach Chemists is presently an inactive entity. The only asset of Long Beach Chemists consists of a note receivable from an entity who had purchased the assets of the pharmacy, which is the source of cash that Long Beach Chemists uses to settle its debt with us. Neither Long Beach Chemist nor the company that acquired its assets competes with us. Rosalie and Steven Silva are not employed by nor do they have any other responsibilities with Long Beach Chemists.

INDEPENDENT PUBLIC ACCOUNTANT

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Our audit committee pre-approved all such audit and non-audit services provided by KGS LLP, our independent auditors for the fiscal year ended December 31, 2007 and our Board of Directors pre-approved all such audit and non-audit services provided by Marcum & Kliegman LLP, our independent auditors for the fiscal year ended December 31, 2006. These services included audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis. The following fees were billed to us for audit and non-audit services by our independent auditors for the fiscal years ended December 31, 2007 and December 31, 2006:

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006

Audit Fees	$515,000	$35,000
Audit-Related Fees	$127,200	$15,300
Tax Fees	$0	$3,000
All Other Fees	$0	$0

OTHER INFORMATION

Solicitation of Proxies

The solicitation of proxies in the enclosed form is made on behalf of our Board of Directors and we are paying the cost of this solicitation. In addition to the use of the mails, proxies may be solicited without extra compensation personally or over the telephone by our directors, officers and regular employees at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to beneficial owners of our stock.

2009 Annual Meeting Stockholder Proposals and Nominations

In order for any stockholder proposal or nominations for directors to be presented at the annual meeting of stockholders to be held in 2009 or to be eligible for inclusion in our proxy statement for such meeting, they must be received by us at our principal executive offices by July 29, 2009, which is 120 calendar days prior to the anniversary of the mailing date of this proxy statement. If the date of our 2009 meeting changes by more than 30 days from the date of the 2008 meeting, then we will report the deadline for stockholder proposal or nominations in one of our quarterly reports on Form 10-Q or in a press release. Any such proposals or nominations should be sent to us at our principal executive offices addressed to Chem Rx Corporation, Attention: Corporate Secretary, 750 Park Place, Long Beach, New York 11561.

Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the stockholder making the proposal and the disclosure of that stockholder’s number of shares of common stock owned, length of ownership of the shares, representation that the stockholder will continue to own the shares through the stockholder meeting, intention to appear in person or by proxy at the stockholder meeting and material interest, if any, in the matter being proposed.

Stockholder nominations for persons to be elected as directors should include the name and address of the stockholder making the nomination, a representation that the stockholder owns shares of common stock entitled to vote at the stockholder meeting, a description of all arrangements between the stockholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act, and a consent to nomination of the person so nominated.

Discretionary Voting of Proxies

Rule 14a-4 promulgated by the SEC establishes a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement. With respect to any stockholder proposal for next year’s Annual Meeting submitted after October 10, 2009 (45 calendar days prior to the anniversary of the mailing date of this proxy statement), the Company retains discretion to vote proxies it receives as the Board of Directors sees fit. With respect to proposals submitted before October 10, 2009, the Company retains discretion to vote proxies it receives as the Board of Directors sees fit, only if (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement with respect to the proposal in compliance with Rule 14a-4(c)(2).

Other Stockholder Communications with our Board of Directors

Our Board of Directors provides a process for stockholders and interested parties to send communications to the Board. Stockholders and interested parties may communicate with our Board of Directors, any committee chairperson or our non-management directors as a group by writing to the Board or committee chairperson in care of Chem Rx Corporation, Attention: Corporate Secretary, 750 Park Place, Long Beach, New York, 11561. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

Annual Report

A copy of the Company’s annual report on Form 10-K for the year ended December 31, 2007 filed with the SEC, including financial statements and the schedules thereto, is included in the same envelope in which this proxy is being mailed. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you about us by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement. We incorporate by reference in this proxy statement our annual report on Form 10-K for the fiscal year ended December 31, 2007, including the financial statements and audit reports contained therein, a copy of which is being mailed to our stockholders together with this proxy statement.

Other Matters

The Board of Directors knows of no matter which will be presented for consideration at the annual meeting other than the matters referred to in this proxy statement. Should any other matter properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

Jerry Silva

Chairman and Chief Executive Officer

Long Beach, New York

November 24, 2008

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY	Please mark your votes like this	☒

This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR the proposals set forth as items 1, 2 and 3 below, and in the discretion of the named proxies (or their substitutes) on all other matters as may properly come before the annual meeting.

1. Election of the following Directors:		FOR all nominees listed to the left except as marked to the contrary below	WITHHOLD AUTHORITY to vote for all nominees listed to the left		FOR	AGAINST	ABSTAIN
	NOMINEES: (01)Andrew R. Jones, (02) Richard M. Gozia, and (03) Robert R. Hinckley	☐	☐	2. Ratification of the selection of Grant Thornton LLP as our independent accountants for the fiscal year ending December 31, 2008.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space below.				3. Approval of the amendment to the Chem Rx Corporation 2007 Incentive Compensation Plan to increase the number of shares reserved for issuance under the plan by 500,000 shares.	☐	☐	☐

Label Area 4” x 1 ½”

In their discretion, the named proxies or their substitutes are hereby authorized to vote in accordance with their own judgment upon such other matters as may properly come before the annual meeting.

I plan on attending the Annual Meeting. ☐

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature _________________________________________________________ Date _____________________________, 2008.

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

CHEM RX Corporation – PROXY

Solicited By The Board Of Directors for Annual Meeting To Be Held on December 18, 2008

The undersigned holder of common stock of Chem Rx Corporation, a Delaware corporation (the “Company”), hereby revokes all previous proxies, hereby acknowledges receipt of the notice of annual meeting of stockholders of the Company to be held on December 18, 2008 and the proxy statement and copy of annual report on Form 10-K accompanying such notice, and hereby appoints Jerry Silva and Steven C .Silva, with each of them having the power to act individually, as proxies of the undersigned, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote as designated on the reverse side of this proxy, and otherwise represent all of the shares of the undersigned at said meeting and at any adjournments or postponements thereof with the same effect as if the undersigned were present and voting the shares.

(Continued, and to be marked, dated and signed, on the other side)

Appendix A

CHEMRX CORPORATION

2007 INCENTIVE COMPENSATION PLAN

1.	Purpose of the Plan

The purpose of this 2007 Incentive Compensation Plan (the “Plan”) is to advance the interests of the Company and its stockholders by providing a means (a) to attract, retain, and reward directors, officers, other employees, and persons who provide services to the Company and its Subsidiaries, (b) to link compensation to measures of the Company’s performance in order to provide additional incentives, including stock-based incentives and cash-based incentives, to such persons for the creation of stockholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s stockholders. The Plan is intended to qualify certain compensation awarded under the Plan as “performance-based” compensation under Code Section 162(m) to the extent deemed appropriate by the Committee which administers the Plan.

2.	Definitions

Capitalized terms used in the Plan and not defined elsewhere in the Plan shall have the meaning set forth in this Section.

2.1       “Award” means a compensatory award made under the Plan pursuant to which a Participant receives, or has the opportunity to receive, Shares or cash.

2.2       “Award Agreement” means a written document prescribed by the Committee and provided to a Participant evidencing the grant of an Award under the Plan.

2.3       “Beneficiary” means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive any rights with respect to an Award that survive such Participant’s death, provided that if at the time of a Participant’s death, the Participant had on file with the Committee a written designation of a person(s) or trust(s) to receive such rights, then such person(s) (if still living at the time of the Participant’s death) or trust(s) shall be the “Beneficiary” for purposes of the Plan.

2.4	“Board” means the Board of Directors of the Company.

2.5       “Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.6       “Committee” means, as appropriate, either the committee appointed by the Board to administer the Plan or the Board, where the Board is acting as the Committee or performing the functions of the Committee, as set forth in Section 3.

2.7       “Company” means Chem Rx Corporation (formerly known as Paramount Acquisition Corp.), a company organized under the laws of the state of Delaware.

2.8       “Non-Employee Director” means a member of the Board who is not otherwise employed by the Company or any Subsidiary.

2.9	“Other Awards” means Awards that are not Share-Based Awards.

2.10      “Participant” means any employee or director of the Company or any Subsidiary, or any other individual or entity who has been granted an Award under the Plan.

2.11      “Qualified Member” means a member of the Committee who is a “non-employee director” of the Company as defined in Rule 16b-3(b)(3) under the United States Securities Exchange Act of 1934 and an “outside director” within the meaning of Regulation § 1.162-27 under Code Section 162(m).

2.12      “Shares” means common shares of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 7.

2.13      “Share-Based Awards” means Awards that are denominated by a specified number of Shares, even if the Award may be settled in cash or a form other than Shares.

2.14      “Subsidiary” means an entity that is, either directly or through one or more intermediaries, controlled by the Company, including any entity that is a member of the Company’s “controlled group” (as defined in Code Section 414(b) (as modified by Prop. Treas. Reg. § 1.409A-1(b)(5)(iii)(D)), except that “Subsidiary” for the purposes of the requirements with respect to incentive stock options shall only mean a “subsidiary” as such term is defined in Code Section 424(f). For purposes of this definition, a “Subsidiary” includes any entity that becomes such on or after the effective date of this plan.

3.	Administration

3.1       Committee. The Compensation Committee of the Board shall administer the Plan, unless the Board shall appoint a different committee. At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Company may be taken either by the Board, a subcommittee of the Committee consisting of two or more Qualified Members or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, and that authority specifically reserved to the Board under the terms of the Plan, the Company’s Articles of Incorporation, By-Laws, or applicable law shall be exercised by the Board and not by the Committee. The Board shall serve as the Committee in respect of any Awards made to any Non-Employee Director.

3.2       Powers and Duties of Committee. In addition to the powers and duties specified elsewhere in the Plan, the Committee shall have full authority and discretion to:

(a)        adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(b)        correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(c)        make determinations relating to eligibility for and entitlements in respect of Awards, and to make all factual findings related thereto; and

(d)        make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

All determinations and decisions of the Committee shall be final and binding upon a Participant or any person claiming any rights under the Plan from or through any Participant, and the Participant or such other person may not further pursue his or her claim in any court of law or equity or other arbitral proceeding.

3.3       Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, or as provided in Section 5.2, the Committee may delegate in writing, on such terms and conditions as it determines in its sole and absolute discretion, to one or more senior executives of the Company (i) the authority to make grants of Awards to officers (other than executive officers) and employees of the Company and any Subsidiary and (ii) other administrative responsibilities. Any such delegation may be revoked by the Committee at any time.

3.4       Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.	Awards

4.1       Eligibility. The Committee shall have the discretion to select Award recipients from among the following categories of eligible recipients: (i) individuals who are employees (including officers) of the Company or any Subsidiary, (ii) Non-Employee Directors, (iii) any other individual or entity who provides substantial personal services to the Company or any Subsidiary, and (iv) any individual who has agreed to become an employee of the Company or a Subsidiary, provided that no such person may receive any payment or exercise any right relating to an Award until such person has commenced employment. Notwithstanding the foregoing, incentive stock options may only be granted to employees of the Company or any Subsidiary.

4.2       Type of Awards. The Committee shall have the discretion to determine the type of Awards to be granted under the Plan. Such Awards may be in a form payable in either Shares or cash, including, but not limited to, Shares that are, or are not, subject to transfer restrictions and a risk of forfeiture, options to purchase Shares (including those qualifying as incentive stock options within the meaning of Code Section 422 and options not so qualifying), stock appreciation rights, Share units, performance units and dividend equivalents. The Committee is authorized to grant Awards as a bonus, or to grant Awards in lieu of obligations of the Company or any Subsidiary to pay cash or grant other awards under other plans or compensatory arrangements, to the extent permitted by such other plans or arrangements. Shares issued pursuant to an Award in the nature of a purchase right (e.g., options) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards, or other consideration, as the Committee shall determine.

4.3       Terms and Conditions of Awards. The Committee shall determine the size of each Award to be granted (including, where applicable, the number of Shares to which an Award will relate), and all other terms and conditions of each such Award (including, but not limited to, any exercise price, grant price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, and any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine). The Committee may determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other consideration, or an Award may be canceled, forfeited, or surrendered. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 5.1 in the case of a Performance Award intended to qualify under Code Section 162(m).

4.4       Stand-Alone, Additional, Tandem, and Substitute Awards. Subject to Section 4.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary, and in granting a new Award, the Committee may determine that the value of any surrendered Award or award may be applied to reduce the exercise price of any option or appreciation right or purchase price of any other Award.

4.5       Incentive Stock Options and Other Tandem Awards. Notwithstanding any other provision of this Plan, the exercise price for an option that is intended to be an incentive stock option, or a stock appreciation right granted in tandem with an incentive stock option, shall not be less than the fair market value of the underlying shares on the date of grant. Additionally, if at the time of grant of an option that is intended to be an incentive stock option, or a stock appreciation right granted in tandem with an incentive stock option, the participant is an individual who (considering the stock attribution rules described in Code 424(d)) owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any Subsidiary (a “10% shareholder”), the exercise price of the incentive stock option, and any stock appreciation right granted in tandem thereto, shall not be less than 110% of the fair market value of the underlying shares on the date of grant. No option that is intended to be an incentive stock option, or a stock appreciation right granted in tandem with an incentive stock option, can be exercised after the expiration of 10 years from the date of grant (five years from the date of grant in the event of an incentive stock option or related stock appreciation right granted to a 10% shareholder). Furthermore, an incentive stock option, or a stock appreciation right granted in tandem with an incentive stock option, may not be first exercisable in a calendar year for Shares having a fair market value (determined as of the date of grant) exceeding $100,000. If the limitation is exceeded, the applicable number of options that exceed the limitation shall be treated as nonqualified stock options.

5.	Performance Awards

5.1       Performance Awards Granted to Designated Covered Employees. If the Committee determines that an Award to be granted to an eligible person who is designated by the Committee as likely to be a Covered Employee (as defined below) should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Award (a “Performance Award”) shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 5.1. This Section 5.1 shall not apply to Awards that otherwise qualify as “performance-based compensation” by reason of Regulation §1.162-27(e)(2)(vi) (relating to certain stock options and stock appreciation rights).

(a)        Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee consistent with this Section 5.1. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.”  The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(b)        Business Criteria. The performance goals for Performance Awards shall be based exclusively on one or more of the following individual, corporate-wide or subsidiary, division or operating unit financial measures:

(1)	pre-tax or after-tax net income,

(2)	pre-tax or after-tax operating income,
(3)	gross revenue,
(4)	profit margin,
(5)	stock price (including market capitalization),
(6)	cash flow(s),
(7)	market share,
(8)	pre-tax or after-tax earnings per share,
(9)	pre-tax or after-tax operating earnings per share,
(10)	expenses,
(11)	return on equity,
(12)

strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures, clinical goals, distribution and development goals, sales force goals and strategic alliance goals, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the period set forth in Section 5.1(c)). Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets and/or the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units), and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), shareholders’ equity and/or shares outstanding, or to assets or net assets.

(c)        Performance Period; Timing for Establishing Performance Award Terms. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals, amounts payable upon achievement of such goals, and other material terms of Performance Awards shall be established by the Committee (i) while the performance outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period.

(d)        Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 5.1(b) hereof during the given performance period, as specified by the Committee in accordance with Section 5.1(c) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In such case, Performance Awards may be granted as rights to payment of a specified portion of the Award pool, and such grants shall be subject to the requirements of Section 5.1(c).

(e)        Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Shares, or other Awards, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 5.1. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(f)        Impact of Extraordinary Items Or Changes In Accounting. To the extent applicable, the determination of achievement of performance goals for Performance Awards shall be made in accordance with U.S generally accepted accounting principles (“GAAP”) and a manner consistent with the methods used in the Company’s audited financial statements, and, unless the Committee decides otherwise within the period described in Section 5.1(c), without regard to (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP, (ii) changes in accounting methods, or (iii)  non-recurring acquisition expenses and restructuring charges. Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Committee may, within the period described in Section 5.1(c), provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period as specified by the Committee.

5.2       Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the achievement of performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to settlement of each Performance Award, that the performance goals and other material terms of the Performance Award upon which settlement of the Performance Award was conditioned have been satisfied. The Committee may not delegate any responsibility relating to such Performance Awards, and the Board shall not perform such functions at any time that the Committee is composed solely of Qualified Members.

5.3       Status of Section 5.1 Awards under Code Section 162(m). It is the intent of the Company that Performance Awards under Section 5.1 constitute “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 5.1, 5.2 and 5.3, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term “Covered Employee” as used herein shall mean only a person designated by the Committee, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan as in effect on the date of adoption of any agreements relating to Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

6.	Limitations on Awards

6.1       Aggregate Number of Shares Available for Awards. The maximum aggregate number of Shares that may be delivered to Participants or their Beneficiaries pursuant to all Awards granted under the Plan shall be 1,850,000, and not more than 1,850,000 Shares shall be available for incentive stock options. Awards made under this Plan which are forfeited (including a repurchase or cancellation of Shares subject thereto by the Company in exchange for the price, if any, paid to the Company for such Shares, or for their par or other nominal value), cancelled or have expired, without issuance or vesting of the Shares, shall be disregarded for purposes of the preceding sentence.

6.2       Per Participant Limitation on Share-Based Awards. In any calendar year, no Participant may be granted Awards that relate to more than 1,000,000 Shares. This Section 6.2 shall apply only with respect to Awards that are denominated by a specified number of Shares, even if the Award may be settled in cash or a form other than Shares. If the number of Shares ultimately payable in respect of an Award is a function of future achievement of performance targets, then for purposes of this limitation, the number of Shares to which such Award relates shall equal the number of Shares that would be payable assuming maximum performance was achieved.

6.3       Per Participant Limitation on Other Awards. In any calendar year, no Participant may be granted Awards not otherwise described in Section 6.2 that can be settled for cash, Shares or other consideration having a value in excess of $1,000,000.

7.	Adjustments

In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, amalgamation, consolidation, spin-off, combination or exchange of Shares, repurchase, liquidation, dissolution or other corporate exchange, any large, special and non-recurring dividend or distribution to stockholders, or other similar corporate transaction, the Committee shall make such substitution or adjustment, if any, as is equitable and appropriate in order to preserve, without enlarging, the rights of Participants, as to (i) the number and kind of Shares which may be delivered pursuant to Sections 6.1 and 6.2, (ii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, and (iii) the exercise price, grant price or purchase price relating to any Award. In addition, the Committee shall make such equitable and appropriate adjustments in the terms and conditions of, and the criteria included in, Awards (including cancellation of Awards in exchange for the intrinsic (i.e., in-the-money) value, if any, of the vested portion thereof, substitution of Awards using securities or other obligations of a successor or other entity, acceleration of the expiration date for Awards, or adjustment to performance goals in respect of Awards) in recognition of unusual or nonrecurring events (including events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, if any such event will result in the acquisition of all or substantially all of the Company’s outstanding Shares, then if the document governing such acquisition (e.g., merger agreement) specifies the treatment of outstanding Awards, such treatment shall govern without the need for any action by the Committee.

8.	General Provisions

8.1       Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

8.2       Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except to a Beneficiary in the event of the Participant’s death (to the extent any such Award, by its terms, survives the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (not including incentive stock options or stock appreciation rights granted in tandem with incentive stock options) may be transferred during the lifetime of the Participant, for purposes of the Participant’s estate planning or other purposes consistent with the purposes of the Plan (as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Committee. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

8.3       No Right to Continued Employment; Leaves of Absence. Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee, consultant, director, or other person the right to be retained in the employ or service of the Company or any of its Subsidiaries (for the vesting period or any other period of time), nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any person’s employment or service at any time. Unless otherwise specified in the applicable Award Agreement, (i) an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan, and (ii) any Participant who is employed by or performs services for a Subsidiary shall be considered to have terminated employment or service for purposes of an Award under the Plan if such Subsidiary is sold or no longer qualifies as a Subsidiary of the Company, unless such Participant remains employed by the Company or another Subsidiary.

8.4       Taxes. The Company and any Subsidiary are authorized to withhold from any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other consideration and to make cash payments in respect thereof in satisfaction of withholding tax obligations.

8.5       Changes to the Plan and Awards. The Board may amend, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any amendment shall be subject to the approval of the Company’s stockholders at or before the next annual meeting of stockholders for which the record date is after the date of such Board action if such stockholder approval is required by any applicable law, regulation or stock exchange rule, and the Board may otherwise, in its discretion, determine to submit other such amendments to stockholders for approval. Notwithstanding the foregoing, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted except as provided under Section 8.14. The Committee may amend, suspend, discontinue, or terminate any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award except as provided under Section 8.14. Any action taken by the Committee pursuant to Section 7 shall not be treated as an action described in this Section 8.5.

8.6       No Right to Awards; No Stockholder Rights. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees, consultants, or directors. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award.

8.7       Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other consideration pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

8.8       Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan or of any amendment to stockholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

8.9       Successors and Assigns. The Plan and Award Agreements may be assigned by the Company to any successor to the Company’s business. The Plan and any applicable Award Agreement shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

8.10      Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, except to the extent Delaware Corporation Law applies by reason of the Company’s incorporation in the State of Delaware.

8.11      Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

8.12      Plan Termination. The Board may terminate the Plan at any time. Upon any such termination of the Plan, no new authorizations of grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Committee otherwise shall retain its full powers under the Plan with respect to such Awards.

8.13      Effective Date of Plan. The Plan is effective on October 26, 2007, the date of adoption by the Board, contingent, however, on the approval of the Plan by the Company’s shareholders within 12 months of such date. Awards may be granted under the Plan as of the effective date, provided that no Award shall be effective, exercisable, vested, earned or payable unless the Company’s shareholders approve the Plan within 12 months of the Board’s adoption of the Plan. No Award may be granted under this Plan on or after 10 years following the effective date of the Plan. Awards granted before that date shall remain valid in accordance with their terms. No Awards that are intended to constitute Performance Awards under Section 162(m) of the Code shall be made on any date to a Covered Employee, unless the requirements of Treas. Reg. § 1.162-27(e)(4)(vi) (regarding shareholder approval of the material terms of the performance goal) have been satisfied.

8.14      Code Section 409A. It is intended that Awards granted under the Plan shall either be exempt from, or comply with, the requirements of Code Section 409A. Accordingly, notwithstanding any other provision hereof, the Committee may amend any outstanding Award without Participant’s consent if, as determined by the Committee in its sole discretion, such amendment is required to either (i) comply with Code Section 409A or (ii) prevent the Participant from being subject to any tax or penalty under Code Section 409A. Notwithstanding the foregoing, however, neither the Company nor any of its Subsidiaries nor the Committee shall be liable to a Participant if an Award is subject to Code Section 409A or the Participant otherwise is subject to any additional tax or penalty under Code Section 409A. Each Participant is solely responsible for the payment of any tax liability (including any taxes and penalties that may arise under Code Section 409A) that may result from any Award.